EX-99.(d)(xii)

March 1, 2022

Carillon Tower Advisers, Inc.

880 Carillon Parkway

St. Petersburg, FL 33716

Dear Ladies and Gentlemen:

Carillon Series Trust (the “Trust”), a Delaware statutory trust, offers, as applicable, multiple series (each, a “Series”) and classes (each, a “Class”) of shares of beneficial interest for sale to the public. Each Series and Class has unique fees and expenses.

As investment adviser and administrator to the Trust, Carillon Tower Advisers, Inc. (“Carillon”) agrees to waive and/or reimburse all investment advisory, administrative, distribution, shareholder servicing or any other fees and expenses otherwise payable to Carillon and/or its affiliates for the Series and Classes set forth in Attachment A. This agreement will be in effect for a 12-month period coinciding with the effectiveness of each applicable Series’ prospectus. This agreement shall terminate with respect to any Series upon termination of the Investment Advisory Agreement with respect to that Series. This agreement may be changed by the Trust’s Board of Trustees without the approval of Trust shareholders.

Carillon agrees that it shall look only to the assets of an applicable Series or Class for performance of this agreement. No other Series, Class, trust or its trustees, officers, employees, agents or shareholders shall be personally liable for performance by a Series or Class under this agreement.

This agreement shall be governed by, and construed and enforced in accordance with, the laws of the state of Delaware, except insofar as the Investment Company Act of 1940, as amended, or other federal laws and regulations may be controlling. Any amendment to this agreement shall be in writing signed by the parties hereto.

Very truly yours,

CARILLON SERIES TRUST

By:	/s/ Susan L. Walzer

Susan L. Walzer
President

CARILLON TOWER ADVISERS, INC.

By:	/s/ Robert D. Kendall

Robert D. Kendall
President

ATTACHMENT A

SERIES AND CLASSES

Carillon ClariVest Capital Appreciation Fund – Class RJ RETIREMENT

Carillon ClariVest International Stock Fund – Class RJ RETIREMENT

Carillon ClariVest International Fund – Class RJ RETIREMENT

Carillon Eagle Growth & Income Fund – Class RJ RETIREMENT

Carillon Eagle Mid Cap Growth Fund – Class RJ RETIREMENT

Carillon Eagle Small Cap Growth Fund – Class RJ RETIREMENT

Carillon Reams Core Bond Fund – Class RJ RETIREMENT

Carillon Reams Core Plus Bond Fund – Class RJ RETIREMENT

Carillon Reams Unconstrained Bond Fund – Class RJ RETIREMENT

Carillon Scout Mid Cap Fund – Class RJ RETIREMENT

Carillon Scout Small Cap Fund – Class RJ RETIREMENT